                                                                    EXHIBIT 99.1


                                            CONTACT: Kevin G. Lowery
                                                     (856) 969-7417
                                                     William J. Fasel (analysts)
                                                     (856) 969-7428



             VLASIC FOODS COMPLETES SALE OF FRESH MUSHROOMS BUSINESS


CHERRY HILL, NJ -- February 1, 2000 -- Vlasic Foods International (NYSE: VL) today announced it has completed the sale of its fresh mushrooms business to British Columbia-based Money's Mushrooms Ltd., Canada's largest mushroom company, for approximately $50 million in cash.

         Vlasic announced in December that it would sell the mushroom business because it was non-strategic and the sale would help further focus the Company on its core "Vlasic" condiments and "Swanson" frozen foods businesses. Vlasic Foods said it will use the net proceeds to pay down debt.

         The business has annual production of approximately 100 million pounds of mushrooms and net sales of approximately $120 million. The business has eight farms located throughout the U.S. and employs approximately 2,000 people.

         The sale of the mushroom business is the Company's third divestiture in less than two years since its spin-off. The Company also has sold the "Swift-Armour" Argentine beef business and the "Kattus" gourmet foods distribution business in Germany.


================================================================================

                                       ###